LM Funding America, Inc. Reports Fourth Quarter and Full Year 2025 Financial Results

- Fourth quarter revenue of $2.4 million, up 8.7% sequentially and 19.2% year-over-year

TAMPA, FL, March 27, 2026—LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a Bitcoin treasury and mining company, today reported financial results for the three and twelve months ended December 31, 2025.

Fourth Quarter 2025 Financial Highlights

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Total revenue for the fourth quarter ended December 31, 2025 was $2.4 million dollars, up 8.7% sequentially from Q3 2025 and 19.2% for the quarter year-over-year. The sequential increase reflects higher Bitcoin production but partial offset by a lower average Bitcoin price.
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The Company mined 22.0 Bitcoin during the fourth quarter 2025 at an average price of approximately $99,700, compared to 17.6 Bitcoin in Q3 2025 at an average Bitcoin value of approximately $114,000. The sequential increase in mined Bitcoin was due to higher energized hashrate in Q4 2025.
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Mining margin for the fourth quarter ended December 31, 2025 was 25%, compared to a margin of 49% in Q3 2025. The sequential decline was driven primarily by a lower average Bitcoin price, followed by lower curtailment and energy sales (approximately $133,000 in Q4 2025 compared to $150,000 in Q3 2025). These factors were partially offset by higher mining uptime as a result of the Company’s Mississippi facility being fully online beginning in October 2025.
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Net loss for the fourth quarter ended December 31, 2025 was $17.9 million and Core EBITDA loss was $9.3 million, compared to net income of $1.0 million and Core EBITDA of $3.8 million in Q4 2024. The Q4 2025 net loss was driven by four primary factors: (i) a combined $7.8 million non-cash Bitcoin fair value impact, comprising a $4.8 million mark-to-market loss on the Company's Bitcoin holdings within operating expenses and a $3.0 million fair value loss on the digital assets receivable held as collateral under the Galaxy Digital loan facility — reflecting a decline in Bitcoin price from approximately $114,000 at September 30, 2025 to approximately $88,000 at December 31, 2025; (ii) a $5.4 million non-cash impairment loss on mining equipment driven by the lower Bitcoin price environment; (iii) depreciation and amortization associated with the Company's expanded asset base; and (iv) higher operating expenses related to the full-quarter integration of the Mississippi facility acquired in Q3 2025. Mining margin consists of revenues minus digital mining costs and curtailment and energy sales.
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As of December 31, 2025, cash was approximately $1.4 million, and Bitcoin holdings totaled 356.4 Bitcoin which includes 145 Bitcoin held by Galaxy Digital in a Digital assets receivable account, valued at approximately $31.2 million based on Bitcoin price of approximately $87,500, as of December 31, 2025.
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As of February 28, 2026, the Company held 354.7 Bitcoin which includes 174 Bitcoin held by Galaxy Digital in a Digital assets receivable account, valued at approximately $23.8 million, based on a Bitcoin price of approximately $67,000 as of February 28, 2026, or $1.11 Bitcoin per share1.

1 Calculated using 21,455,892 diluted shares outstanding as of February 28, 2026.

Q4’25 and Recent Operational Highlights

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Oklahoma immersion-cooled expansion: Energized first BC40 Elite immersion-cooled unit at Oklahoma in December 2025, powering 160 Bitmain S21 immersion miners, which added approximately 35 PH/s to our energized hashrate. In January 2026, the company energized its second unit, bringing total energized hashrate to approximately 782 PH/s as of February 2026.
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Bitcoin holdings growth: Bitcoin holdings grew from approximately 150 Bitcoin to 356.4 Bitcoin during 2025, more than doubling, including 164 Bitcoin acquired in August 2025 and 47 Bitcoin in December 2025.

Management Commentary

“2025 was a transformational year for the Company. We entered the year with a fragmented mining business and a modest Bitcoin treasury. We exited the year with two wholly-owned, low-cost-power sites, a vertically integrated platform, a streamlined capital structure, and a substantially larger Bitcoin treasury,” said Bruce Rodgers, Chairman and CEO of LM Funding. “Over the course of the year, we expanded operational capacity to 26 MW across Oklahoma and Mississippi and increased our Bitcoin holdings to more than 356 Bitcoin at year end, more than double where we started. As we enter 2026, our focus is shifting from building the foundation to scaling production, improving efficiency, and increasing Bitcoin per share.”

“We started the year operating a single site in Oklahoma and ended it with two wholly owned sites totaling 22.5 MW energized and approximately 750 PH/s at year-end, with further expansion continuing into early 2026,” said Ryan Duran, President of the Company’s US Digital Mining subsidiary. “Operationally, we relocated machines from third-party hosting to our own infrastructure, upgraded portions of the fleet with more efficient hardware, and successfully integrated the Mississippi acquisition, adding low-cost power and meaningful production capacity. Our immersion program is now underway, and early 2026 production levels reflect the highest energized hashrate and Bitcoin production in the Company’s history.”

“Fourth quarter revenue increased 19% year over year to $2.4 million, reflecting higher Bitcoin prices from the comparable prior year quarter and improved operational performance,” said Richard Russell, Chief Financial Officer of LM Funding. “Sequentially, Bitcoin production increased 25% to 22.0 Bitcoin as Mississippi operations ramped up and Oklahoma benefited from improved uptime during the fall and winter months. Mining margins declined sequentially, primarily due to a lower average Bitcoin price against a relatively fixed cost structure.

Mr. Russell continued, “For the full year 2025, we generated approximately $8.8 million in revenue and ended the year with total assets of approximately $51.3 million, including Bitcoin holdings valued at approximately $31.2 million. During the year, we actively managed our capital structure and better balance sheet, including utilizing our Galaxy Digital loan facility to repurchase more than 3.3 million shares and 7.2 million warrants, reducing dilution and enhancing per-share value. Looking forward, we believe our balance sheet, strong Bitcoin holdings, and disciplined capital allocation will position the Company to drive long-term value for our shareholder.”

Investor Conference Call

LM Funding America, Inc. (Nasdaq: LMFA) operates as a Bitcoin treasury and mining company. The Company was founded in 2008 and is based in Tampa, Florida. The Company also operates a technology-enabled specialty finance business that provides funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.lmfunding.com.

Conference Call Details

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Date: March 27, 2026
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Time: 8:00 AM EST
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Participant Call Links:
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Live Webcast: Link
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Participant Call Registration: Link

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the risks of operating in the cryptocurrency mining business, our limited operating history in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, the ability to finance our site acquisitions and cryptocurrency mining operations, the risks associated with growing our Bitcoin treasury operations and strategy, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

For investor and media inquiries, please contact:

Investor Relations
OG Advisory Group
Yujia Zhai
lmfundingIR@orangegroupadvisors.com

LM FUNDING AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2025	December 31, 2024
Assets		
Cash	$ 1,424,426	$ 3,378,152
Digital assets - current (Note 4)	2,563,474	9,021,927
Finance receivables	17,533	21,051
Marketable securities (Note 7)	37,380	27,050
Receivable from sale of Symbiont assets (Note 7)	-	200,000
Prepaid expenses and other assets	1,198,486	827,237
Digital assets - collateral (Note 4)	5,500,000	-
Digital assets receivable, net (Note 4)	12,678,014	-
Galaxy loan derivative (Note 8)	47,673	-
Income tax receivable	31,187	31,187
Current assets	23,498,173	13,506,604
Fixed assets, net (Note 5)	9,917,350	18,376,948
Intangible assets, net (Note 5)	6,327,769	5,478,958
Deposits on mining equipment (Note 6)	1,597	467,172
Long-term investments - equity securities (Note 7)	233	4,255
Investment in Seastar Medical Holding Corporation (Note 7)	24,840	200,790
Digital assets - long-term (Note 4)	8,233,035	-
Digital assets - collateral (Note 4)	2,200,000	5,000,000
Right of use assets (Note 9)	728,995	938,641
Other assets	384,234	73,857
Long-term assets	27,818,053	30,540,621
Total assets	$ 51,316,226	$ 44,047,225
Liabilities and stockholders' equity		
Accounts payable and accrued expenses	1,745,875	989,563
Note payable - short-term (Note 8)	7,006,912	386,312
Master digital currency loan (Note 8)	10,920,838	-
Due to related parties (Note 11)	48,319	15,944
Current portion of lease liability (Note 9)	194,618	170,967
Total current liabilities	19,916,562	1,562,786
Note payable - long-term (Note 8)	1,932,502	6,365,345
Lease liability - net of current portion (Note 9)	590,368	776,535
Long-term liabilities	2,522,870	7,141,880
Total liabilities	22,439,432	8,704,666
Stockholders' equity (Note 12)		
Preferred stock, par value $.001; 150,000,000 shares authorized; no shares issued and outstanding as of December 31, 2025 and December 31, 2024	-	-
Common stock, par value $.001; 350,000,000 shares authorized; 14,123,497 and 5,133,412 shares issued and outstanding as of December 31, 2025 and December 31, 2024	13,592	4,602
Additional paid-in capital	123,186,921	102,685,470
Accumulated deficit	(92,582,928)	(65,662,731)
Total LM Funding America stockholders' equity	30,617,585	37,027,341
Non-controlling interest	(1,740,791)	(1,684,782)
Total stockholders' equity	28,876,794	35,342,559
Total liabilities and stockholders' equity	$ 51,316,226	$ 44,047,225

LM FUNDING AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

LM FUNDING AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

NON-GAAP CORE EBITDA RECONCILIATION

Our reported results are presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We also disclose Earnings before Interest, Tax, Depreciation and Amortization ("EBITDA") and Core Earnings before Interest, Tax, Depreciation and Amortization ("Core EBITDA") which adjusts for unrealized loss (gain) on investment and equity securities, loss on disposal of mining equipment, impairment loss on mining equipment and stock compensation expense and option expense, all of which are non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of Bitcoin miners.

The following tables reconcile net loss, which we believe is the most comparable GAAP measure, to EBITDA and Core EBITDA: